Exhibit 4.24

Spouse Letter

To: Qiyuan Education Technology (Tianjin) Company Limited ("WFOE")

I, [Name of Spouse] (ID No.: [Number]), am [Name of Shareholder] legitimate spouse (ID No.: [Number]). In respect of [Name of Shareholder]'s equity interest in Zhudou Investment (Beijing) Co., Ltd. ("Zhudou Investment") and certain transaction document associated to such equity interest (set out/defined below), I have reviewed in detail and fully understood the transaction document, the terms of the transaction document and any and all of my spouse's rights and obligations under such transaction document. I hereby give this Letter of Consent unconditionally and irrevocably as follows:

I confirm that I acknowledge and agree to [Name of Shareholder]’s entering into the Exclusive Consulting and Services Agreement, the Business Operation Agreement, the Power of Attorney, the Exclusive Purchase Option Agreement, the Equity Pledge Agreement and other related documents (collectively referred to as the "Transaction Documents") with WFOE, Zhudou Investment and other related parties and his disposal of equity interest he holds in Zhudou Investment in accordance with the provisions in the Transaction Documents. I will not, at any time, take any action to impede the disposal of the above-mentioned equity interests or claim any rights or benefits in respect of the above-mentioned equity interests, including but not limited to claiming that the above-mentioned equity interests in Zhudou Investment are the property jointly-owned by me and [Name of Shareholder]. I further confirm that [Name of Shareholder] does not require my separate authorization or consent to perform any and all of the above transaction documents and further amend or terminate of any of the transaction documents

I undertake to execute any and all necessary documents and take any and all necessary actions to ensure that the Transaction Documents (as amended from time to time) are properly performed.

I agree and undertake that where I acquire any equity interest in Zhudou Investment for any reason, I shall be bound by the Transaction Documents (as amended from time to time) and comply with my obligations as a shareholder of Zhudou Investment under the Transaction Documents (as amended from time to time), and to that end, execute a series of written documents in the same form and content as the Transaction Documents (as amended from time to time) upon request by WFOE.

I hereby undertake and warrant that I have the authority to sign this Letter of Consent, that I have full civil capacity at the time of executing this letter of Consent Letter, that I have been informed of and fully understood the content and meaning of all the documents (including the Transaction Documents and other documents) to which this Letter of Consent relates, and that this Letter of Consent shall, at execution, constitute a legal document binding on me. I shall ensure compliance with this Letter of Consent and keep the existence and contents of this Letter of consent confidential. Without WFOE’s prior written consent, I shall not disclose it to the public.

I further undertake and warrant that under no circumstances, whether directly or indirectly, actively or passively, shall I take any action or make any claim or litigation with the intent to conflict with the above arrangement.

I understand that this Letter of Consent and the Transaction Documents are entered into for the purpose of allowing WFOE's holding company to include Zhutou Investment and/or Zhudou Investment's subsidiaries into the consolidated financial statements of RYB Education, Inc. by way of an agreed arrangement. In this regard, I will fully cooperate unconditionally and in a timely manner if I am requested by WFOE to terminate this Letter of Consent. I will fully cooperate unconditionally and in a timely manner if I am requested by the regulator to make any change to the contents of this Letter of Consent.

All undertakings, acknowledgement, consents and authorizations made in this Letter of Consent shall not be revoked, diminished, invalidated or otherwise adversely changed as a result of my incapacity, limited capacity, death, or my divorce from [Name of Shareholder] or any other similar event.

[End of text]

[No text below. Signature page of the Letter of Consent.]

[Name of Spouse]

Signature: /s/ [Name of Spouse]

Date: April 30, 2022

Schedule of Material Differences

One or more Spousal Consent Letters using this form were executed. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Shareholder	Name of Spouse
1.	Yin Xiao	Yiji Chen
2.	Yun Gu	Wu Zhao